Exhibit 99.1

                ATP Reports Second Quarter Results and
                          Operational Update


   HOUSTON--(BUSINESS WIRE)--Aug. 8, 2007--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced second quarter 2007 results and an operational update:

   -- Achieved quarterly production of 160.3 MMcfe per day resulting in revenue of $132.2 million;

   -- Achieved net income of $6.1 million or $0.20 per basic and diluted share;

   --  Drilled and completed Wenlock W1 well in the U.K. sector North
        Sea with a company record 3,900' horizontal completion and flowed at the limit of the test equipment;

   -- Placed two wells on production at Ship Shoal 351 in the Gulf of Mexico and expanded the development plan to include two additional extension wells;

   -- Successful well test of the Mississippi Canyon 711 #8 well which flowed at the limit of the test equipment;

   --  Increasing throughput capacity of Gomez Hub to approximately
        200 MMcfe per day, gross;

   -- Finalizing the tie-in of the fourth and fifth wells at our Gomez Hub.

   Results of Operations

   During the second quarter of 2007, production increased 8% to 14.6 Bcfe (160.3 MMcfe per day) from the comparative period in 2006 while revenues from production increased 21% to $132.2 million during this same period. Price realizations reflect an overall 12% increase in our average sales price per Mcfe from $8.05 for the second quarter 2006 to $9.05 for the second quarter 2007. For the first half of 2007 compared to the same period in 2006, production increased 57% to 30.5 Bcfe, revenue increased 79% to $276.6 million, and price realizations have risen 15% to $9.07 per Mcfe.

   Lease operating expenses ("LOE") for the second quarter of 2007 decreased to $20.1 million ($1.38 per Mcfe) from $21.3 million ($1.57 per Mcfe) in the second quarter of 2006. The 2006 period included costs related to hurricane repairs performed on certain of our oil and gas properties in the Gulf of Mexico. The 2007 period included increased costs primarily attributable to the production gains noted above, higher insurance premiums and costs associated with our increased ownership in the Canyon Express Pipeline. For the first six months of 2007 compared to the same period in 2006, LOE per Mcfe has decreased from $1.64 to $1.35.

   General and administrative expense ("G&A") decreased 11% to $6.6 million for the second quarter of 2007 compared to $7.4 million for the same period of 2006, primarily due to noncash compensation, related charges and professional fees, partially offset by higher general office costs. Included in G&A is noncash stock-based compensation expense of $1.7 million and $3.3 million for the three months ended June 30, 2007 and 2006, respectively.

   ATP recorded a net tax benefit of $1.1 million during the quarter ended June 30, 2007 related to our foreign jurisdictions, based on the expected 2007 effective tax rate of each jurisdiction. The rates were determined based on the projected results of operations for the year, the valuation allowance released and permanent differences affecting the overall tax rate in each foreign jurisdiction. In the comparable quarter of 2006, we recorded a tax provision of $3.3 million related to our foreign jurisdictions. In the U.S., the tax provision recorded on our book income for both periods was offset by a partial release of the valuation allowance.

   For the second quarter 2007, ATP reported net income available to common shareholders of $6.1 million, or $0.20 per basic and diluted share, as compared with a net income available to common shareholders of $6.4 million, or $0.21 per basic and diluted share for the second quarter 2006.

   Second quarter net income available to common shareholders was impacted by a previously announced exploration expense of $10.6 million. In addition, ATP recorded impairment expense of $5.8 million. Research analysts typically exclude the nonrecurring impairment charge from their published estimates. Accordingly, after adjusting for impairment expense, ATP had net income available to common shareholders of $11.9 million or $0.40 and $0.39 per basic and diluted share. A reconciliation of non-GAAP net income for the quarter can be found near the end of this press release.

   The company's selected operating statistics and financial information included within this press release contains additional information on activities for the second quarter and the comparable 2006 period.



                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                   2007     2006      2007     2006
                                 ------------------ ------------------
Selected Operating Statistics

Production
  Natural gas (MMcf)                8,426    8,621    18,250   13,654
    Gulf of Mexico                  6,937    5,142    13,074    9,568
    North Sea                       1,489    3,479     5,176    4,086
  Oil and condensate (MBbls)        1,027      816     2,039      966
    Gulf of Mexico                  1,024      808     2,029      957
    North Sea                           3        8        10        9
  Natural gas equivalents
   (MMcfe)                         14,590   13,518    30,486   19,452
    Gulf of Mexico                 13,082    9,989    25,251   15,315
    North Sea                       1,508    3,529     5,235    4,137

Average Prices (includes effect
 of cash flow hedges)
  Natural gas (per Mcf)          $   8.24 $   7.06  $   8.74 $   7.28
    Gulf of Mexico                   8.47     7.48      8.47     7.44
    North Sea                        7.19     6.44      9.40     6.89
  Oil and condensate (per Bbl)      60.80    58.85     57.48    56.64
  Natural gas, oil and
   condensate (per Mcfe)             9.05     8.05      9.07     7.92

Other Expenses, per Mcfe
  Lease operating expense (per
   Mcfe)                         $   1.38 $   1.57  $   1.35 $   1.64
    Gulf of Mexico                   1.25     1.65      1.26     1.72
    North Sea                        2.45     1.35      1.77     1.35
  Depreciation, depletion and
   amortization (DD&A)               3.61     3.20      3.48     3.11
    Gulf of Mexico                   3.52     3.15      3.32     3.04
    North Sea                        4.32     3.34      4.22     3.38

Selected Financial Data
(In Thousands, Except Per Share
 Data)

Oil and gas revenues, including
 settled derivatives (1)         $131,919 $108,877  $276,593 $154,102
Net income (loss)                   6,125   17,360    33,559   14,315
Preferred dividends                     -  (10,986)        -  (17,804)
Net income (loss) available to
 common shareholders                6,125    6,374    33,559   (3,489)

Net income (loss) per common
 share - basic                   $   0.20 $   0.21  $   1.12 $  (0.12)
                                 ================== ==================
Net income (loss) per common
 share - diluted                     0.20     0.21      1.10    (0.12)
                                 ================== ==================

Average number of common shares
 outstanding
  Basic                            30,058   29,715    30,031   29,576
                                 ================== ==================
  Diluted                          30,639   30,396    30,612   30,302
                                 ================== ==================

(1) See oil and gas revenue reconciliation toward the end of this press release.


   Operations and Development

   Gulf of Mexico

   Mississippi Canyon ("MC") 711 (Gomez - 100% Working Interest) - During the second quarter, we successfully drilled the MC 711 #8 well. The well encountered high quality sands in the 3750B and 3750C interval. The well flowed at the limit of the testing equipment, 28 MMcfe per day. We anticipate booking additional proved reserves at year end Gomez because of the results of this well.

   ATP is currently upgrading processing and compression capacity on the ATP Innovator to approximately 200 MMcfe per day, gross. The capacity upgrade began at the end of May with a complete shut-down of the facility for 18 days. For the remainder of June and the beginning of July, the ATP Innovator handled production from Gomez at a reduced rate. A second complete shut-down of the facility began on July 18th and ended on August 5th when Gomez was placed back on production. In total the ATP Innovator was shut-down for 37 days, a period shorter than our expected shut-down of 45 days. During the third quarter of 2007, the MC 755 (Anduin) #2 and MC 711 #8 wells will be tied back and brought on production.

   In the second half of 2008, the operator of MC 800 and MC 754 is planning to drill exploratory targets in these blocks. If successful, these exploratory targets will be brought on production through the ATP Innovator. ATP owns a 50% W.I. in MC 754 and a 25% W.I. in MC 800.

   Ship Shoal ("SS") 351 (100% Working Interest) - ATP achieved successful drilling results in two wells at SS 351 and expanded its drilling program at this property from two wells to four wells. The first two wells at SS 351 are currently producing. The third well, SS 351 #A4, is expected to start producing in the third quarter, bringing net field production from approximately 10 MMcfe per day to approximately 17 MMcfe per day.

   High Island ("HI") A-589 (100% Working Interest) - ATP is currently developing HI A-589 using a fixed production platform. The company completed construction of the jacket and deck in the second quarter 2007 and installation was completed in July of this year. ATP is planning to drill up to two wells at this location and we expect first production in the first quarter of 2008.

   Telemark Hub - MC 941/942 and Atwater Valley ("AT") 63 (100 % Working Interest) - ATP commenced the construction of a MinDOC (Deep Draft Floating Platform) for use at MC 941/942 and AT 63. Drilling at MC 941/942 will occur via a platform rig to be located on the MinDOC. The AT 63 well is expected to be drilled from a floating drilling unit. The subsea well at AT 63 will be tied into the MinDOC and the MinDOC will serve as the primary production facility for MC 941/942 and AT 63. Construction of the hull is underway in Texas and construction of the topside is progressing in Louisiana. The MinDOC sail-out is currently scheduled for the summer of 2008 with first production late in the same year.

   North Sea

   Tors - Kilmar & Garrow (85% Working Interest) - ATP produces from three wells at Tors, the most recent of which (G1) was placed on production in February of 2007. ATP is currently drilling a fourth well (K3) at Tors. The K3 well is expected to be completed and on production in the fourth quarter 2007 and is expected to initially expand production at the Tors field to 60-80 MMcfe per day, net. Production at the Tors field was voluntarily curtailed during the second quarter due to seasonally low natural gas prices in the U.K. As favorable prices return during the third and fourth quarters, Tors production should increase to 60-80 MMcfe per day, net.

   Wenlock (100% Working Interest) - ATP successfully completed and tested the W1 well in July 2007 with a company record 3,900' horizontal completion. The W1 well encountered additional sands in an exploratory target across a fault and tested at the limit of the test equipment with a flow rate of 58 MMcf per day. In the coming months, ATP will dewater, hydrostatically test and tie-in the 27-kilometer pipeline to bring the field onto production. First production is scheduled for the fourth quarter of 2007 at a rate of approximately 60 MMcfe per day, net. Beyond the existing well, further upside is expected from two additional drilling opportunities which are currently under evaluation in the vicinity of Wenlock.

   Helvellyn (50% Working Interest) - Helvellyn was returned to production at 9 MMcfe per day, net, in July following its planned summer shut-in and should remain on production through next winter.

   Production Update

   Production for the second quarter averaged approximately 160 MMcfe per day, a rate higher than had been expected. In spite of the complete shut-down for 18 days of Gomez during the quarter due to the ATP Innovator expansion, Gulf of Mexico oil production from the first quarter 2007 to the second quarter 2007 increased from 11.1 MBbls per day to 11.3 MBbls per day. ATP previously forecasted production of approximately 10 MMcf per day in the North Sea due to voluntary curtailments. Natural gas volumes produced during the quarter exceeded volumes hedged at the end of the first quarter, rising to 16.5 MMcf per day. Production was increased to take advantage of new hedges in the North Sea and a higher-than-forecast natural gas price. Based on the company's current production capacity, including the ATP Innovator capacity upgrade and the new wells scheduled to commence production during the second half 2007, estimated production for the third and fourth quarters of 2007 is expected to exceed production for each of the previous quarters in 2007. ATP is on target to exit 2007 at a production rate in excess of 300 MMcfe per day, net.

   Acquisitions Update

   Since the beginning of 2007, ATP has closed transactions covering
8 blocks in the Gulf of Mexico. In July 2007, ATP acquired the remaining 22% interest in South Timbalier 77 and the remaining 44% interest in High Island 74, both producing properties operated by ATP. ATP also acquired a 100% interest in Ship Shoal 350 adjacent to the previously discussed Ship Shoal 351. Future development plans for each of these properties are currently being finalized. Additionally, ATP is in discussions with parties regarding potential acquisitions and divestitures of other properties, including the sell down of a portion of ATP's working interest in certain properties, in both the Gulf of Mexico and the North Sea. ATP expects to continue to pursue opportunities that meet its acquisition and divestiture strategy. Coupled with extension well discoveries at existing locations, ATP estimates these acquisitions have added approximately 80 Bcfe of recoverable hydrocarbons to its portfolio of properties in 2007. Proved and probable reserves associated with these acquisitions and extension well discoveries are being evaluated by ATP's independent reserve engineers and will be reported in conjunction with the annual 2007 year-end reserve report.

   Hedging Update

   In total for the second half of 2007, and for 2008 and 2009, ATP has 103 Bcfe hedged at an average price of $9.09 per Mcfe, representing potential future revenue of $938 million. Since its first quarter earnings press release dated May 10, 2007, ATP has hedged an additional 8.8 Bcfe for 2007 and 2008. Included in these hedges are 548 thousand barrels of crude oil fixed forward sales at prices ranging from $73.00 per Bbl to $73.45 per Bbl and 5.5 Bcf of U.K. natural gas swaps at prices ranging from $6.12 to $10.20 per Mcf. A detailed listing of all of our hedges is provided near the end of this press release.

   ATP entered into its first currency hedge on July 26, 2007. The currency swap locks in a $2.049 USD/GBP exchange rate for GBP 33 million, protecting $67.6 million in projected cash flow from our U.K. subsidiary. A complete listing of the company's currency hedge positions can be found near the end of this press release.

   Capital Resources and Liquidity

   Cash flow from operating activities was $177.5 million during the first six months of 2007, compared to $46.6 million in cash flow from operating activities for the same 2006 period. Cash flow from operating activities prior to changes in assets and liabilities, a non-GAAP measure frequently used by research analysts, was $175.1 million for the first six months of 2007, compared to $91.1 million for the same 2006 period. A reconciliation of non-GAAP cash flow from operating activities prior to changes in assets and liabilities can be found near the end of this press release.

   ATP had $132.6 million in cash and cash equivalents on hand at June 30, 2007, compared to $182.6 million at December 31, 2006. Cash paid for acquisition and development activities for the six months ended June 30, 2007 was $390.0 million, compared to $203.4 million for the same period in 2006. At June 30, 2007, ATP had a GAAP working capital deficit of $24.9 million, compared to working capital of $77.5 million at December 31, 2006. At June 30, 2007, ATP had positive working capital per its credit agreement of $49.6 million, which includes ATP's $50 million fully available and un-drawn revolver.

   ATP previously announced that it was evaluating an MLP or similar partnership structure for certain of its platform and pipeline assets. ATP completed its preliminary evaluation in June and determined that this initiative may be achievable and, if successful, might provide advantages for the Company. ATP continues to work to identify both the assets and a structure that may be appropriate.

   2nd Quarter 2007 Conference Call

   ATP Oil & Gas Corporation will host a live conference call on Thursday, August 9th at 10:00 am central time. Chairman and President
T. Paul Bulmahn, Senior Vice President Gerald W. Schlief, Chief Operating Officer Leland E. Tate and Chief Financial Officer Albert L. Reese, Jr. will discuss the company's first quarter results followed by a Q&A session.

   Date: Thursday, August 9, 2007

   Time: 11:00 am ET; 10:00 am CT; 9:00 am MT and 8:00 am PT ATP invites interested persons to listen to the live Internet webcast on the company's website, www.atpog.com, linking through the Investor Info page and the Conference Calls link. Phone participants should dial (888) 202-2422. The audio download file in MP3 format will be released within 48 hours of the call. A digital replay of the conference call will be available at (888) 203-1112, ID number 2875473, for a period of 24 hours beginning at 1:00 pm CT, and the webcast will be archived for 30 business days at www.atpog.com.

   About ATP Oil & Gas

   ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas, visit www.atpog.com.

   Forward-looking Statements

   Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We and our independent third party reservoir engineers use the terms "probable" and "possible" and we use the term "recoverable hydrocarbons" to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves. All estimates of probable and possible reserves in this news release have been prepared by our independent third party engineers and all estimates of recoverable hydrocarbons have been prepared by management. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in our SEC filings.



                     CONSOLIDATED BALANCE SHEETS
                            (In Thousands)

                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------
                    Assets

Current assets:
  Cash and cash equivalents                   $  132,602  $   182,592
  Restricted cash                                 28,122       27,497
  Accounts receivable (net of allowances of
   $382 and $409)                                 73,560      105,030
  Deferred tax asset                               1,259        1,113
  Derivative asset                                 5,310        1,170
  Other current assets                             8,401        9,931
                                              ----------- ------------
    Total current assets                         249,254      327,333
                                              ----------- ------------

Oil and gas properties:
  Oil and gas properties (using the successful
   efforts method of accounting)               2,010,936    1,539,352
  Less: Accumulated depletion, impairment and
   amortization                                 (557,095)    (443,707)
                                              ----------- ------------
    Oil and gas properties, net                1,453,841    1,095,645
                                              ----------- ------------

Furniture and fixtures, net                        1,013        1,079
Deferred tax asset                                 1,417            -
Derivative asset                                   5,902            -
Deferred financing costs, net                     18,579       13,272
Other assets, net                                  7,230        9,729
                                              ----------- ------------
                                                  34,141       24,080
                                              ----------- ------------
    Total assets                              $1,737,236  $ 1,447,058
                                              =========== ============

     Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable and accruals               $  220,678  $   195,846
  Current maturities of long-term debt            12,737        8,987
  Current maturities of long-term capital
   lease                                               -       23,699
  Asset retirement obligation                     17,064       21,297
  Other current liabilities                       23,668            -
                                              ----------- ------------
    Total current liabilities                    274,147      249,829

Long-term debt                                 1,252,335    1,062,454
Asset retirement obligation                      104,551       87,092
Deferred tax liability                            19,843       11,765
Other long-term liabilities                        3,468            -
                                              ----------- ------------
    Total liabilities                          1,654,344    1,411,140
                                              ----------- ------------

Shareholders' equity:
  Preferred stock: $0.001 par value                    -            -
  Common stock: $0.001 par value                      30           30
  Additional paid-in capital                     155,853      151,467
  Accumulated deficit                           (107,122)    (140,681)
  Accumulated other comprehensive income          35,042       26,013
  Treasury stock, at cost                           (911)        (911)
                                              ----------- ------------
    Total shareholders' equity                    82,892       35,918
                                              ----------- ------------
    Total liabilities and shareholders' equity$1,737,236  $ 1,447,058
                                              =========== ============




                    CONSOLIDATED INCOME STATEMENTS
               (In Thousands, Except Per Share Amounts)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Oil and gas revenues           $132,153  $108,885  $276,902  $154,130
Other revenues                        -         -     1,598         -
                               --------- --------- --------- ---------
    Total revenues              132,153   108,885   278,500   154,130
                               --------- --------- --------- ---------

Costs and operating expenses:
  Lease operating                20,105    21,259    41,174    31,952
  Exploration                    10,605       367    11,336       508
  General and administrative      6,572     7,375    15,340    15,360
  Depreciation, depletion and
   amortization                  52,612    43,249   106,012    60,519
  Impairment of oil and gas
   properties                     5,770         -     5,770         -
  Accretion of asset
   retirement obligation          3,020     1,671     5,980     3,218
  Loss on abandonment                 2     3,451        79     3,506
                               --------- --------- --------- ---------
    Total costs and operating
     expenses                    98,686    77,372   185,691   115,063
                               --------- --------- --------- ---------
Income from operations           33,467    31,513    92,809    39,067
                               --------- --------- --------- ---------

Other income (expense):
  Interest income                 2,550     1,207     4,618     1,780
  Interest expense              (31,025)  (12,097)  (57,824)  (23,269)
                               --------- --------- --------- ---------
    Total other income
     (expense)                  (28,475)  (10,890)  (53,206)  (21,489)
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                            4,992    20,623    39,603    17,578
                               --------- --------- --------- ---------
Income tax expense:
  Current                            22    (1,841)      (34)   (1,841)
  Deferred                        1,111    (1,422)   (6,010)   (1,422)
                               --------- --------- --------- ---------
    Total                         1,133    (3,263)   (6,044)   (3,263)
                               --------- --------- --------- ---------

Net income (loss)                 6,125    17,360    33,559    14,315
                               --------- --------- --------- ---------

  Preferred dividends                 -   (10,986)        -   (17,804)
                               --------- --------- --------- ---------

Net income (loss) available to
 common shareholders           $  6,125  $  6,374  $ 33,559  $ (3,489)
                               ========= ========= ========= =========
Net income (loss) per common
 share:
  Basic                        $   0.20  $   0.21  $   1.12  $  (0.12)
                               ========= ========= ========= =========
  Diluted                          0.20      0.21      1.10     (0.12)
                               ========= ========= ========= =========

Weighted average common shares
 outstanding:
  Basic                          30,058    29,715    30,031    29,576
                               ========= ========= ========= =========
  Diluted                        30,639    30,396    30,612    30,302
                               ========= ========= ========= =========




                     CONSOLIDATED CASH FLOW DATA
                            (In Thousands)

                                                   Six Months Ended
                                                       June 30,
                                                 ---------------------
                                                    2007       2006
                                                 ---------- ----------

Cash flows from operating activities:
  Net income (loss)                              $  33,559  $  14,315
  Adjustments to operating activities              141,536     76,799
  Changes in assets and liabilities                  2,434    (44,527)
                                                 ---------- ----------
Net cash provided by operating activities          177,529     46,587
                                                 ---------- ----------

Cash flows from investing activities:
  Additions to oil and gas properties             (389,972)  (203,445)
  Additions to furniture and fixtures                 (207)      (250)
  Increase in restricted cash                            1        129
                                                 ---------- ----------
Net cash used in investing activities             (390,178)  (203,566)
                                                 ---------- ----------

Cash flows from financing activities:
  Proceeds from long-term debt                     375,000    178,500
  Principal payments of long-term debt            (181,369)      (875)
  Deferred financing costs                          (8,445)   (11,116)
  Issuance of preferred stock, net of related
   costs                                                 -    145,463
  Principal payments of capital lease              (23,950)   (20,869)
  Exercise of stock options                          1,140      4,231
                                                 ---------- ----------
Net cash provided by financing activities          162,376    295,334
                                                 ---------- ----------

Effect of exchange rate changes on cash                283     (1,112)
                                                 ---------- ----------

Net increase (decrease) in cash and cash
 equivalents                                       (49,990)   137,243
Cash and cash equivalents, beginning of period     182,592     65,566
                                                 ---------- ----------

Cash and cash equivalents, end of period         $ 132,602  $ 202,809
                                                 ========== ==========




            Hedges, Derivatives and Fixed Price Contracts


        2007
                                   -----------------------------------
                                     1Q     2Q     3Q     4Q     FY
                                   -----------------------------------
Gulf of Mexico
  Fixed Forwards
    Natural Gas
      Volumes (MMMBtu)              2,255  3,175  2,740  3,648  11,818
      Price ($/MMBtu)              $ 9.81 $ 8.17 $ 8.24 $ 8.40 $  8.57
    Crude Oil
      Volumes (MBbls)                 297    346    396    580   1,618
      Price ($/Bbl)                $69.61 $70.74 $70.90 $71.64 $ 70.90
    Equivalents
      Volumes (MMMBtue)             4,037  5,250  5,114  7,126  21,526
      Price ($/MMBtue)             $10.60 $ 9.60 $ 9.90 $10.13 $ 10.03

  Puts
    Crude Oil
      Volumes (MBbls)                 585     91     92     92     860
      Floor Price ($/Bbl)          $57.88 $60.00 $60.00 $60.00 $ 58.56

North Sea
  Fixed Forwards & Swaps
    Natural Gas
      Volumes (MMMBtu)              2,700  1,510  2,760  5,830  12,800
      Price ($/MMBtu)              $12.95 $ 7.36 $ 6.81 $ 9.42 $  9.36


                                                  2008
                                   -----------------------------------
                                     1Q     2Q     3Q     4Q     FY
                                   -----------------------------------
Gulf of Mexico
  Fixed Forwards
    Natural Gas
      Volumes (MMMBtu)              4,078  3,625  2,740  2,745  13,188
      Price ($/MMBtu)              $ 8.45 $ 7.98 $ 8.09 $ 8.43 $  8.24
    Crude Oil
      Volumes (MBbls)                 455    455    276    276   1,462
      Price ($/Bbl)                $71.75 $71.75 $70.76 $70.76 $ 71.38
    Equivalents
      Volumes (MMMBtue)             6,808  6,355  4,396  4,401  21,960
      Price ($/MMBtue)             $ 9.86 $ 9.69 $ 9.49 $ 9.69 $  9.70

  Puts
    Crude Oil
      Volumes (MBbls)                 619    619    626    626   2,489
      Floor Price ($/Bbl)          $54.68 $54.68 $54.68 $54.68 $ 54.68

North Sea
  Fixed Forwards & Swaps
    Natural Gas
      Volumes (MMMBtu)              6,970  3,640  3,680  4,784  19,074
      Price ($/MMBtu)              $ 9.69 $ 6.62 $ 6.62 $ 8.33 $  8.17


                                        2009
                         -----------------------------------
                           1Q     2Q     3Q     4Q     FY
                         -----------------------------------
Gulf of Mexico
  Fixed Forwards
    Natural Gas
      Volumes (MMMBtu)    2,700  1,815  1,830  1,830   8,175
      Price ($/MMBtu)    $ 8.60 $ 7.56 $ 7.57 $ 8.10 $  8.03
    Crude Oil
      Volumes (MBbls)       180    182    184    184     730
      Price ($/Bbl)      $66.23 $66.23 $66.23 $66.23 $ 66.23
    Equivalents
      Volumes (MMMBtue)   3,780  2,907  2,934  2,934  12,555
      Price ($/MMBtue)   $ 9.29 $ 8.87 $ 8.87 $ 9.21 $  9.08

  Puts
    Crude Oil
      Volumes (MBbls)       369    373    377    377   1,497
      Floor Price
       ($/Bbl)           $54.00 $54.00 $54.00 $54.00 $ 54.00

North Sea
  Fixed Forwards & Swaps
    Natural Gas
      Volumes (MMMBtu)    3,780      -      -      -   3,780
      Price ($/MMBtu)    $ 8.07 $    - $    - $    - $  8.07


----------------------------------------------------------------------
Exchange rate = 2.04 USD/GBP
The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
----------------------------------------------------------------------

Recent North Sea Gas Swaps:
  May 17, 2007: 20,000 MMBtu/d June 2007 to September 2007 at GBP
   3.00/MMBtu ($6.12/MMBtu)
  May 17, 2007: 7,000 MMBtu/d October 2008 to March 2009 at GBP
   3.00/MMBtu ($6.12/MMBtu)
  July 11, 2007: 10,000 MMBtu/d January 2008 to March 2008 at GBP
   4.71/MMBtu ($9.61/MMBtu)
  July 24, 2007: 10,000 MMBtu/d December 2007 to February 2008 at GBP
   5.00/MMBtu ($10.20/MMBtu)

Recent Gulf of Mexico Oil Fixed Forwards:
  July 11, 2007: 1,000 Bbls/d October 2007 to June 2008 at $73.00 /Bbl
  July 11, 2007: 1,000 Bbls/d October 2007 to June 2008 at $73.45 /Bbl




                              2007                      2008
                    ------------------------- ------------------------
(Currency in
 thousands)         October November December January February  March
------------------- ------------------------- ------------------------
Exchange rate
 (USD/GBP)            2.049    2.049    2.049   2.049    2.049   2.049
Notional amount
 (GBP)                4,000    5,000    6,000   6,000    6,000   6,000
Dollars hedged
 (USD)               $8,196  $10,245  $12,294 $12,294  $12,294 $12,294


Recent exchange rate hedges:
  July 26, 2007: GBP 4 million October 2007 at 2.049 USD/GBP
  July 26, 2007: GBP 5 million November 2007 at 2.049 USD/GBP
  July 26, 2007: GBP 6 million December 2007 to March 2008 at 2.049
   USD/GBP




                Oil and Gas Revenue Reconciliation (1)
                            (In Thousands)

                                  Three Months Ended Six Months Ended
                                       June 30,          June 30,
                                  ------------------ -----------------
                                    2007      2006     2007     2006
                                  --------- -------- -------- --------

Oil and gas revenues, including
 the effects of settled
 derivatives (1)                  $ 131,919 $108,877 $276,593 $154,102
Hedging ineffectiveness and other
 (2)                                    234        8      309       28
                                  --------- -------- -------- --------
Oil and gas revenue per income
 statements                       $ 132,153 $108,885 $276,902 $154,130
                                  ========= ======== ======== ========


(1) Oil and gas revenues including the effects of settled derivative activities differ from our reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. The total of oil and gas revenues, including the effects of settled derivative activities, is presented because of its acceptance as an indicator of the Company's realized cash flow from its oil and gas production during the period for which it is presented.


(2) Hedging ineffectiveness is the portion of gains (losses) on derivatives that is based on imperfect correlations to benchmark oil and natural gas prices.




                 Cash Flow From Operating Activities
                            (In Thousands)

                                                    Six Months Ended
                                                        June 30,
                                                  --------------------
                                                    2007       2006
                                                  --------- ----------
Cash flows from operating activities:
  Net income (loss)                               $  33,559 $  14,315
  Adjustments to operating activities               141,536    76,799
                                                  --------- ----------
  Cash flows from operating activities before
   changes in assets and liabilities                175,095    91,114
  Changes in assets and liabilities                   2,434   (44,527)
                                                  --------- ----------
Net cash provided by operating activities         $ 177,529 $  46,587
                                                  ========= ==========




          Net Income Before Significant Nonrecurring Charges
                (In Thousands, except per share data)

                                                    Three Months Ended
                                                         June 30,
                                                    ------------------
                                                      2007      2006
                                                    --------  --------

Net income (loss) available to common shareholders  $  6,125  $  6,374
Impairment of oil and gas properties                   5,770         -
Loss on abandonment                                        2     3,451
                                                    --------  --------
Pro forma net income (loss) available to common
 shareholders before significant nonrecurring
 charges                                            $ 11,897  $  9,825

Pro forma net income (loss) per common share:
  Basic                                             $   0.40  $   0.33
                                                    ========  ========
  Diluted                                           $   0.39  $   0.32
                                                    ========  ========

Weighted average number of common shares:
  Basic                                               30,058    29,715
                                                    ========  ========
  Diluted                                             30,639    30,396
                                                    ========  ========



    CONTACT: ATP Oil & Gas Corporation
             T. Paul Bulmahn, 713-622-3311
             (Chairman and President)
             Albert L. Reese Jr., 713-622-3311
             (Chief Financial Officer)
             www.atpog.com